Exhibit 10.1

COVAD COMMUNICATIONS GROUP
2005 BONUS PLAN DOCUMENT

Plan Objectives:

•	Ensure market competitiveness and to attract, motivate, and retain talent

•	Reinforce our high-performing, results-oriented culture (first as a company, and secondarily as individuals)

•	Drive employee behavior to work as one team to reach quarterly goals of profitability, recurring revenue and customer satisfaction

Eligibility:

All employees are eligible (except sales and marketing employees who are on a separate commission incentive plan).

Plan Funding:

All amounts paid pursuant to the bonus plan are paid out of Covad general assets. There is no account, fund, trust, or other set-aside of funds for payment of awards. Estimates of amounts that may become payable under the plan are provided to the Finance Team by the Compensation Team in Organizational Transformation each quarter.

Performance Measures:

For 2005, the bonus plan results will be based on the following measures:

Measures for Quarters 1, 2, 3 & 4	Weight
Recurring Revenue	60%
EBITDA	30%
Customer Satisfaction	10%

The quarterly targets for Recurring Revenue, EBITDA and Customer Satisfaction shall be based on the targets for those metrics that are set forth in the Company’s Operating Plan, as approved by the Board of Directors.

Measures for Year End Quarter 5 – Individual Bonus	Weight
Direct Manager Recommendation based on Individual Performance compared to 2005 Accountability and Development Plan	100%
For all people managers 30% of their Individual Bonus is based on improvement in the Employee Satisfaction Index

Form and Timing of Awards:

The annual target bonus percentage, which is based on level is divided into five possible bonus payments:

•	Four quarterly payments based on quarterly company performance.

•	If the company misses a quarterly bonus target, there is no way to make up the lost quarter’s bonus in the following quarter.

•	One year-end (Q5) payment based on individual performance for the entire year, subject to Compensation Team and Compensation Committee discretion and approval.

COVAD COMMUNICATIONS GROUP
2005 BONUS PLAN DOCUMENT

•	Year-end (Q5) individual bonuses are conditioned on continued employment, compliance with Covad policies, and contribution to Company performance through the last day of the payroll period prior to the payment date, as determined by the Compensation Team in Organizational Transformation.

Award Opportunity (Targets):

Target bonus levels are determined annually and are based on our objectives for the coming year and the external market (75th percentile). Employee target is based on role assignment effective on the last day of the quarter or year for individual bonus. For role change to be effective, Human Resources must have received an approved Change of Status by the last business day of the quarter end. Below are target bonus amounts for 2005 based on level.

The 2005 annual bonus targets and guidelines are as follows:
(as a % of actual earnings)
	Individual Contributors	Managers
I1	5%	M1	15%
I2	8%	M2	20%
I3	10%	M3	30%
I4	15%	M4 VP	40%
I5	20%	M4 SVP	50%
I6	30%	M5	50%
		M6	100%

Payout Calculation:

For the quarterly bonus to payout the Company must meet a threshold of 80% performance on all measures. When performance is between 80% and 100% a decelerator is applied; when EBITDA and recurring revenue performance exceeds target by 20% an accelerator is applied to an individual’s award opportunity; when customer satisfaction performance exceeds target by 5% an accelerator is applied.

Quarterly Performance	Accelerator/Decelerator
80% to 99%	-2.5% for each 1% of performance
100% to 119%	100% of award opportunity
120% to 200%	+2.5% for each 1% of performance up to a maximum of 200%
(for Customer Satisfaction accelerators kick in at 105% of target)

     Bonus payments are calculated based on actual earnings and as a result are automatically prorated to reflect time on the plan

•	Earnings include: regular earnings, overtime, shift differential, jury leave pay, PTO, floating holidays and bereavement leave pay.

•	Please note that in 2005 bonus payments in Q3 and Q4 may be higher than that in Q1 and Q2 since there are seven pay periods in Q3 and Q4 (versus six pay periods in Q1 and Q2) per our payroll calendar.

COVAD COMMUNICATIONS GROUP
2005 BONUS PLAN DOCUMENT

Quarterly bonus payments would typically occur within two to four weeks after Covad’s earnings announcement (earnings announcements are typically less than 45 days after the quarter ends).

Employment:

Nothing in this plan shall be construed as a guarantee of continued employment. All Employees are employed by the Company at will.

Plan Duration:

The Plan will be in effect from January 1, 2005 until December 31, 2005, unless otherwise modified or terminated in writing by the CEO.

Leaves of Absence and Transfers to Other Incentive Plans:

Payments for employees who are granted an approved leave of absence (other than for military leave under USERRA), disability leave of absence, or who are transferred to a commission plan will be prorated based on actual earnings during the time on bonus plan. Payments for employees who are granted an approved leave of absence for military leave under USERRA and who return within the prescribed period for guaranteed reinstatement under USERRA will be determined in accordance with USERRA.

Terminations:

Employees who voluntarily or involuntarily terminate their employment on or after the last business day of the quarter will be paid the quarterly bonus determined for such quarter, if any. Employees who voluntarily or involuntarily terminate their employment prior to the last day of the payroll period prior to the payment date for the year end (Q5) individual bonus forgo their rights to payment of their individual year end bonus.

Plan Administration:

The CEO has the authority to interpret the Plan and to create, amend, or nullify any rules and procedures as necessary for the proper plan administration. Any determination of the CEO is final and binding on all participants. The Compensation Committee of the Board of Directors has authority to approve and modify the plan for participants who are Executive Officers of the company. The plan will be administered by the Compensation Team in Organizational Transformation in accordance with all provisions stipulated in this Plan.

Audit and Approval Procedure:

Bonus payments will be calculated by the Compensation Team. The Employee earnings report will be provided to Compensation by the Payroll Team within two weeks of quarter close. The Senior Vice President, Organizational Transformation reviews and authorizes payment for all Employees under the plan other than year end individual bonus amounts for Executive Officers. The Compensation Committee of the Board of Directors reviews and authorizes individual performance and year end (Q5) individual bonus amounts for Executive Officers covered under the plan.

COVAD COMMUNICATIONS GROUP
2005 BONUS PLAN DOCUMENT

Problem Resolution:

Issues or questions regarding bonus payments should be sent in writing via email to bonus@covad.com the Compensation Team within two weeks of bonus payment. Employees who agree to this Plan hereby agree and understand that any and all disputes regarding any alleged breach of this Plan shall be settled by final and binding arbitration in the County of Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, or its successor, and judgment upon the award rendered may be entered in any court with jurisdiction. Covad will be responsible for the arbitration fees charged by the AAA or the arbitrator.

Plan Changes or Modifications:

The Company has developed the Plan based upon its current services and personnel assignments. If changes occur at the Company which effect these service assignments, or conditions, the Company, by the Compensation Committee for changes that affect Executive Officers or by the Compensation Committee or CEO for all other employees, may add, amend or discontinue any portion of the Plan at any time during the Plan year, provided that the action does not affect the amount of Bonus earned before the date the change is effective.

Charles Hoffman
Chief Executive Officer

/s/ Charles Hoffman	Date: 2/23/05

Deborah Perry
Senior Vice President, Organizational Transformation

/s/ Deborah Perry	Date: 2/23/05

Larry Irving
Compensation Committee Chair

/s/ Larry Irving	Date: 2/23/05

Hellene Runtagh
Compensation Committee Member

/s/ Hellene Runtagh	Date: 2/23/05

Daniel Lynch
Compensation Committee Member

/s/ Daniel Lynch	Date: 2/23/05

4